Exhibit 21.1

LIST OF SUBSIDIARIES

EMTA Corp.

White Sands, L.L.C.

EMTA Production Holdings, Inc.

XenTx Lubricants, Inc.

Lumea, Inc.

Lumea Staffing of CA, Inc.

Lumea Staffing, Inc.

Lumea Staffing of IL, Inc.

Arizona National Insurance Agency, Inc.